EXHIBIT 10.7

Ref: HWPL/20 12/kk 122 11th June, 2012 Mr Hung, San Kiu Unit 04, 11/F 9 Chong Yip Street, Kwun Tong, Kowloon

Dear Sirs,

Re: Unit No. 04 on 11/F, 9 Chong Yip Street, Kwun Tong, Kowloon (;'the Premises")

We act on behalf of Clifton Properties Limited, the Landlord of the Premises.

We refer to the recent discussion between your Mr. Sum Wong and our Ms. Kim Lee and are pleased to offer your company a new tenancy in respect of the Premises, subject to our obtaining vacant possession of the Premises from the existing tenant, on the following terms and conditions:-

1.	The Premises Unit No. 04 on I 1/F, 9 Chong Yip Street, Kwun Tong, Kowloon as shown coloured pink on the attached floor plan with gross area of approximately 1,381 sq. ft.

2.	Landlord Clifton Properties Limited.

3.	Tenant Mr. Hung, San Kiu trading as "E-World USA" Please note that sub-letting, lending, underletting or assigning of the Premises will not be permitted.

4.	Usage For office use only.

5.
Government Regulations
It is the Tenant's responsibility to obtain all necessary consents or licences, if any, from the relevant government authorities related to the use of the Premises and the Tenant shall ensure that all appropriate approvals, licences or permits of any government authorities are obtained prior to the use of the Premises.

6.	Term of Tenancy Two (2) years commencing on Tenancy Commencement Date as Stipulated in Clause 7.

7.
Tenancy Commencement Date
22"d July, 2012

The tenant understands that the Premises is currently occupied by the existing tenant. In the event that the existing tenant fails to deliver vacant possession before 22nd July, 2012, the Tenancy Commencement Date shall be postponed to the date when vacant possession is obtained and the Premises is ready for handover

Hutchison Estate Agents Limited
3/F, One Harbourfront. 18 Tak Fung Street
Hung hom, Kowloon, Hong Kong
Tel +852 2128 7500 Fax +852 2128 7888
www.hwpg.com

A membef of Hutchison Whampoa Property Group
A Hutchison Whampoa Company

Ref: HWPL/20121kkl22

11th June, 2012

8.
Monthly Rental
HK$20,500 per calendar month. The said rental is exclusive of Rates, Government Rent, Management Fee and other outgoings.

If you shall fail promptly to pay the rent and I or other charges and I or other moneys payable under the tenancy, we shall be entitled, inter alia, to recover from you as a debt interest calculated at the rate of 1.25% per month on the rent and I or other charges in arrears and I or other moneys unpaid or any part thereof from the date due for payment to the date of actual payment.

9.	Rates and Government Rent To be borne by the Tenant.

10.
Rent-Free Period
A total of two (2) month's rent free period will be given to the Tenant in the following manner:
(i) 1 month from 22nd July, 2012 to 21st August, 20 12; and
(ii) 1 month from 22nd July, 2013 to 21st August, 2013

11.	Management Fee To be borne by the Tenant; the fee will be at HK$2,623.90 per calendar month. The Landlord reserves the right to adjust the Management Fee as and when necessary.

12.
Landlord's Provision and Handing Over
The Premises will be handed over to the Tenant in "as is" condition. The Tenant shall be responsible for the maintenance of the split type air-conditioners (both indoor and outdoor units), and the Tenant shall appoint the Landlord's nominated contractor(s) for maintenance of the sprinkler system. Any alteration and addition to the Landlord's standard fitting and equipment to suit the Tenant's requirements will be subject to the Landlord's approval and all the related costs will be to the Tenant's account.

At the expiration or sooner determination of the tenancy, the Tenant shall be required to reinstate the Premises into "bare shell" condition and on an open plan layout, provided with the Landlord's standard provision such as suspended ceiling system with light fittings, ceiling tiles, sprinkler system and split type air-conditioners to the satisfaction of the Landlord.

13.
Internal Layout
In the event of your acceptance of this offer, detailed floor plan in quadruplicate showing your proposed internal layout for the Premises including electrical wiring diagram must be submitted to the Landlord for approval before commencement of such works. Any alteration and addition to the existing fire services must be carried out by the Landlord's nominated contractor(s) at the Tenant's own cost.

Ref: HWPL/20121kkl22

11th June, 2012

14.	Special Conditions

a)
The Landlord shall have the right to terminate the tenancy of the Premises at any time during the term by giving to the Tenant six months' prior written notice in the event the Landlord resolves to sell or re-develop or reconstruct the Premises or 9 Chong Yip Street (the "Building") or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise or to amend change or alter the layout or configuration of the Building or any part thereof either alone or jointly with the owner or owners of the other premises of the Building. Please refer to Appendix A attached. The clause which provides that Landlord shall have the right to terminate the tenancy as aforesaid to be inserted in the Tenancy Agreement of the Premises shall follow the Landlord's standard clause to such effect applicable at the time immediately before the commencement of the term.

b)
If the Tenant fails for whatsoever reason to sign and return the Formal Tenancy Agreement (in which respect time shall be of the essence) or to comply with any of the terms of this letter, the Landlord shall have the right to terminate the tenancy and to re-enter upon the Premises or any part thereof whereupon the tenancy deposit paid hereunder shall be absolutely forfeited to the Landlord (as liquidated damages and not as penalty) without prejudice to the right of the Landlord to claim from the Tenant any further damage it may suffer over and above the said deposit and the Landlord shall be at liberty to relet the Premises to any third party without further notice to the Tenant.

c)
Notwithstanding anything whatsoever contained in this letter (including Clause 14(d)), if the Tenant fails promptly to pay the rent and I or other charges and I or other moneys payable under the tenancy, the Landlord shall be entitled, inter alia, to disconnect or discontinue the supply of services to the Premises and I or to the Tenant such as water and electric power forthwith without prior notice to the Tenant.

d)
Subject to and without prejudice to the Landlord's rights under this letter (including Clause 14(c)) and provided that the Tenant promptly pays the rent and other charges payable under the tenancy and complies with all the terms of this letter, the Tenant shall peaceably hold and enjoy the Premises during the term of the tenancy without interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord.

15.	Tenant's Share of the Fee for the Preparation of the Tenancy Agreement HK$1,000.00

16.	Legal Cost Each party to bear its own costs, if any.

17.	Stamp Duty, Registration Fee and Other Disbursement To be shared equally between the Landlord and the Tenant.

18.
Tenancy Deposit
HK$69,371.70 equivalent to three (3) months' rental and management fee. The Tenant shall be required to top up the tenancy deposit to an equivalent of three (3) months' rental and management fee when such charges are increased pursuant to the terms and provision of the Formal Tenancy Agreement.

Ref: HWPU2012/kkl22

11th June, 2012

19.
Tenancy Agreement
The Tenant shall sign a formal Tenancy Agreement in respect of the Premises within 14 days from the date of receiving the Tenancy Agreement from the Landlord. The Tenant shall use the standard form of the Tenancy Agreement prepared by the Landlord as per the specimen attached. Upon signing of the formal Tenancy Agreement, this offer letter shall be superseded by the Tenancy Agreement.

20.
Hutchison Estate Agents Limited as the Landlord's Agent
The Tenant shall pay to the Landlord's agent, Hutchison Estate Agents Limited ("HEAL"), all deposits, rents, other charges and all other monies payable by the Tenant to the Landlord under this tenancy. The receipt by HEAL from the Tenant of any monies as aforesaid shall be a sufficient discharge of the Tenant's obligation in respect of the payment of such monies.

We also enclose herewith our Company's Personal Data Statement to Customers for your reference and information.

Please confirm your acceptance of the above offer by signing and returning to us the attached copy of this letter together with your cheque in the amount of HK$70.371.70 being payment of the tenancy deposit (HK$69 ,3 71. 70) and tenant's share of the fee for the preparation of the tenancy agreement (HK$1 ,000.00) payable to "Hutchison Estate Agents Limited" on or before 12th June, 2012. Upon receiving your confirmation, we shall prepare the Tenancy Agreement for your execution.

Should you have any queries, please do not hesitate to contact the undersigned at 2128-7249 or our Ms. Kim Lee at 2128-7472.

Yours faithfully,	Acceptance confirmed by:
For and on behalf of
HUTCHISON ESTATE AGENTS LIMITED

Raymond Kan
Senior Marketing Manager	Signature
Hung, San Kiu
RK KL/kk	HKID Card No.

Encl.	Date:	12/7/2012

Appendix A

It is hereby agreed that notwithstanding anything hereinbefore contained to the contrary at any1time during the Term if the Landlord shall resolve to sell or re-develop or reconstruct the Premises or the Building or any part thereof whether wholly by demolition and rebuilding or otherwise, or partially by renovation, refurbishment or otherwise or to amend change or alter the layout or configuration of the Building or any part thereof including the Premises either alone or jointly with the owner or owners of the other premises of the Building then in any of such events the Landlord shall have the right upon giving six months' prior notice in writing to the Tenant to terminate this Agreement and this Tenancy shall determine upon the expiration of such notice but without prejudice to the right and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements or stipulations herein set out. The Tenant shall deliver vacant possession of the Premises to the Landlord upon the expiration of the said notice and shall not be entitled to claim any damages or compensation in respect of such early determination.

For the purpose of this clause and Agreement the Landlord is deemed to have resolved to sell or re-develop or reconstruct or to amend change or alter the layout or configuration of the Building or any part thereof if the Landlord has passed a resolution by its Board of Directors to the effect that the Landlord intends to sell or re-develop or reconstruct or to amend change or alter the layout or configuration of the Building or any part thereof as aforesaid.

It is also agreed and declared notwithstanding any other provision herein and notwithstanding any law to the contrary the Tenant's optional right(s) (if any) shall extinguish and determine upon the service of the said notice of termination (whether the same shall have been exercised by the Tenant or not) and the Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any relief against such early determination of optional right(s).